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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                           FARM FAMILY HOLDINGS, INC.
                                (Name of Issuer)

                          Common Stock ($.01 par value)
                         (Title of Class of Securities)


                                    307901108
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of This Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                  [X ]     Rule 13d-l(b)

                  [  ]     Rule 13d-1(c)

                  [  ]     Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                               CUSIP No. 307901108

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         1)       Name of Reporting Person
                  I.R.S. Identification No. of Above Person (entities only)

                  W. R. BERKLEY CORPORATION        22-1867895
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         2)       Check the Appropriate Box if a Member of a Group

                  (a)

                  (b)  X
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         3)       SEC Use Only

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         4)       Citizenship or Place of Organization     Delaware

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NUMBER OF SHARES       5)  Sole Voting Power                None
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:           6)  Shared Voting Power              None


                       7)  Sole Dispositive Power           None


                       8)  Shared Dispositive Power         None
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         9)       Aggregate Amount Beneficially Owned by Each Reporting
                  Person

                                      None
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      10)         Check if the Aggregate Amount in Row (9) Excludes
                  Certain Shares (see instructions).                  (   )
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      11)         Percent of Class Represented by Amount in Row (9)

                                      None
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      12)         Type of Reporting Person (see instructions)         HC

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                               CUSIP No. 307901108

ITEM 1(a).        NAME OF ISSUER:

                  Farm Family Holdings, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  344 Route 9W
                  Glenmont, NY  12077-2910


ITEM 2(a).        NAME OF PERSON FILING:

                  W. R. Berkley Corporation  ("WRBC")

         (b)      Address of Principal Business Office, or if None, Residence:

                  165 Mason Street
                  P.O. Box 2518
                  Greenwich, CT  06836-2518

         (c)      Citizenship:

                  Delaware

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  307901108


ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO
                  SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK
                  WHETHER THE PERSON FILING IS A:

      (a) [  ]    Broker or Dealer registered under Section 15 of the
                  Act (15 U.S.C. 78o).

      (b) [  ]    Bank as defined in Section 3(a)(6) of the Act (15
                  U.S.C. 78c).

      (c) [  ]    Insurance Company as defined in Section 3(a)(19) of
                  the Act (15 U.S.C. 78c).

      (d) [  ]    Investment Company registered under Section 8 of
                  the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [  ]    An investment adviser in accordance with Section 240.13d-1(b)
                  (1)(ii)(E);

      (f) [  ]    An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(l)(ii)(F);

      (g) [X ]    A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(l)(ii)(G);


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                               CUSIP No. 307901108

      (h) [  ]    A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [  ]    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [  ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

      (a)         Amount Beneficially Owned:

                  Reporting person ceased to be a beneficial owner of the class of securities.

      (b)         Percent of Class:                     None

      (c)         Number of shares as to which such person has:


          (i)                         (ii)                      (iii)                      (iv)
Sole Power to Vote or        Shared Power to Vote      Sole Power to Dispose      Shared Power to
to Direct the                or to Direct the          or to Direct the           Dispose or to Direct
Vote                         Vote                      Disposition of             the Disposition of
---------------------        --------------------      ---------------------      --------------------

not applicable               not applicable            not applicable             not applicable


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( X ).


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.


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                               CUSIP No. 307901108

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

         The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and were held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2001


                                         W. R. BERKLEY CORPORATION



                                         By: /s/ James G. Shiel
                                             -----------------------------------
                                             James G. Shiel
                                             Senior Vice President - Investments


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